Registration No. 333-

As filed with the Securities and Exchange Commission on September 25, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SRS LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0714264
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2909 Daimler Street, Santa Ana, California  92705

(Address of registrant’s principal executive offices)  (Zip Code)

SRS LABS, INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Ulrich Gottschling
Chief Financial Officer, Treasurer and Secretary
SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

(Name and address of agent for service of process)

(949) 442-1070

(Telephone number, including area code, of agent for service of process)

With a copy to:
Scott Santagata, Esq.

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

(949) 932-3600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, $0.001 par value per share	1,500,000	$5.86	$8,790,000	$940.53

(1)          Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of registrant’s common stock that become issuable under the SRS Labs, Inc. 2006 Stock Incentive Plan by reason of any a stock dividend, stock split, recapitalization or other similar event effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.  The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock traded on the Nasdaq Stock Market as reported on the consolidated reporting system on September 21, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by SRS Labs, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 24, 2006;

(b)                                 the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the Commission on May 11, 2006 and August 8, 2006, respectively;

(c)                                  the Company’s Current Reports on Form 8-K, filed with the Commission on January 18, 2006, March 1, 2006, April 4, 2006, April 18, 2006, April 28, 2006, June 28, 2006, July 7, 2006 and July 17, 2006; and

(d)                                 the description of the Company’s common stock, par value $0.001 per share, as contained in the Registration Statement on Form 8-A filed on August 1, 1996, including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.  The Company expressly excludes from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement.  Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company (the “Certificate”) includes a provision which eliminates the directors’ personal liability for monetary damages to the full extent permitted by Delaware law or other applicable law (the “Director Liability Provision”).  The Director Liability Provision eliminates the liability of Directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care.  Under Delaware law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit.  The Director Liability Provision also does not affect a director’s liability under the federal securities laws or the recovery of damages by third parties.  Furthermore, pursuant to Delaware law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director’s personal liability for breach of the director’s duty of due care.  Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although such remedies, whether as a result of timeliness or otherwise, may not be effective in all situations.  Furthermore, the Certificate has no effect on any liability arising by virtue of any act or omission by a director which occurred prior to the effective date of the reincorporation of the Company from California into Delaware.  With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

Delaware law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents.  Section 145 of the Delaware General Corporation Law (“Section 145”) provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

Delaware law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145.  The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the “Indemnification Provision”) and provides that: (i) the Company is required to indemnify its officers and directors to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company may, by action of the Board of Directors, provide indemnification to employees and other agents of the Company with the same scope and effect as the foregoing indemnification of officers and directors; (iii) the Company may adopt bylaws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Certificate; and (iv) the amendment, repeal or adoption of any provision to the contrary shall require the affirmative vote of 80% of the shares entitled to vote generally in the election of directors, voting together as a single class.

In furtherance of the objectives of the Indemnification Provision, the Board of Directors and the stockholders have approved the use of a form Indemnification Agreement.  One of the purposes of the Indemnification Agreement is to attempt to specify the extent to which indemnitees may receive indemnification under circumstances in which indemnification would not otherwise be specifically provided by Delaware law.

Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent specifically required or permitted by Section 145.  In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the indemnitee’s position with or on behalf of the Company, whether prior to or after the date of the Indemnification Agreement.  The Company is not required under the Indemnification Agreements to make payments in connection with any claim against the indemnitee (except to the extent permitted by Section 145) to the extent (i) of any fine or similar governmental imposition which the Company is prohibited by applicable law from paying which results in a final, unappealable order, or (ii) based upon or attributable to the indemnitee gaining in fact a personal profit to which he is not legally entitled, including without limitation profits made from the purchase and sale by the indemnitee of equity securities of the Company which are recoverable by the Company pursuant to Section 16(b) of the Exchange Act, and profits arising from transactions in publicly traded securities of the Company which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit Number	Description	Where Located
4.1	Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2, filed with the Commission on July 3, 1996 (Registration No. 333-4974-LA)

4.2	Bylaws of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 1999, filed with the Commission on November 12, 1999

4.3	SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2006, which is incorporated herein by reference

4.4	Form of Stock Option Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

4.5	Form of Restricted Share Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

4.6	Form of Restricted Share Unit Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

Exhibit Number	Description	Where Located
4.7	Form of SAR Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney (included in the signature page to this Registration Statement)	Filed herewith

Item 9.                                                           Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on September 25, 2006.

SRS LABS, INC.

By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned persons does hereby constitute and appoint Thomas C.K. Yuen and Ulrich Gottschling, and each of them, or their substitute or substitutes, his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file any and all instruments, documents or exhibits which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments, documents or exhibits filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ THOMAS C.K. YUEN	Chairman of the Board and Chief	September 25, 2006
Thomas C.K. Yuen	Executive Officer (principal
executive officer)

/S/ ULRICH GOTTSCHLING	Chief Financial Officer, Treasurer	September 25, 2006
Ulrich Gottschling	and Secretary (principal financial and
accounting officer)

/S/ DAVID R. DUKES	Director	September 25, 2006
David R. Dukes

Signature	Title	Date

/S/ WINSTON E. HICKMAN	Director	September 25, 2006
Winston E. Hickman

/S/ CAROL L. MILTNER	Director	September 25, 2006
Carol L. Miltner

/S/ SAM YAU	Director	September 25, 2006
Sam Yau

EXHIBIT INDEX

Exhibit Number	Description	Where Located
4.1	Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2, filed with the Commission on July 3, 1996 (Registration No. 333-4974-LA)

4.2	Bylaws of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 1999, filed with the Commission on November 12, 1999

4.3	SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2006, which is incorporated herein by reference

4.4	Form of Stock Option Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

4.5	Form of Restricted Share Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

4.6	Form of Restricted Share Unit Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

4.7	Form of SAR Award Agreement under the SRS Labs, Inc. 2006 Stock Incentive Plan	Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2006, filed with the Commission on September 22, 2006

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney (included in the signature page to this Registration Statement)	Filed herewith